 October 28, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: DM PRODUCTS, INC.

Ladies and Gentlemen:
We have read the statements made by DM PRODUCTS, INC. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/ Beckstead and Watts, LLP
BECKSTEAD AND WATTS, LLP